MET-PRO CORPORATION

Moderator: Kevin Bittle
November 20, 2008
10:00 am CT

Operator:	Good morning. My name is (Erica) and I will be your conference operator today.

At this time, I would like to welcome everyone to the Met-Pro Third Quarter Results conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session.

If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you.

Mr. Bittle, you may begin your conference.

Kevin Bittle:	Good morning and welcome to Met-Pro Corporation's earnings conference call for the third quarter and nine months ended October 31, 2008.

My name's Kevin Bittle and I'm with the company's Creative Services department. With me on our call this morning are Ray De Hont, our Chairman and Chief Executive Officer, and Gary Morgan, our Senior Vice President of Finance and Chief Financial Officer.

Shortly you will hear comments from both of these individuals, but before we begin, I’d like to make a few comments. First, during today’s call, we will be referring to adjusted net income and earnings. This is considered to be a non-GAAP financial measure since it excludes from net income and earnings the effects of certain nonrecurring items.

In today’s release, we provided a reconciliation of adjusted net income and earnings to our GAAP based results, together with the discussion of why we use adjusted net income and earnings. The earnings release, along with the reconciliation, is available on the Investor Relations page of our corporate web site, www.met-pro.com.

I’d also like to remind you that any statements made today with regard to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Please refer to our annual report for the fiscal year ended January 31, 2008, that was filed with the SEC for important factors that among others could cause our actual results to differ from any results which might be projected, forecasted, or estimated in any of our forward-looking statements.

And with that, I will now turn the call over to Ray.

Ray?

Ray De Hont:	Thank you, Kevin. Good morning, everyone, and welcome again from Harleysville, Pennsylvania.

Earlier this morning, we released our financial results for the third quarter ended October 31, 2008. In a moment, Gary Morgan will provide more specific comments on the quarter's financial results. But prior to that, I'd like to offer these general comments on our performance.

In the face of a difficult economy, the company was able to produce solid results. Our day-to-day net sales for the third quarter ended October 31, 2008 remained strong, but were unable to totally offset $4.4 million of net sales associated with the largest order in the company's history that was included in last year's record third quarter net sales.

Notwithstanding the shortfall in net sales, the company's third quarter earnings per fully diluted share were equivalent to the fully diluted per share earnings for the third quarter last year.

This reflects a significant improvement in gross margins driven by a favorable product mix, strategic product price increases, and improving operational performance.

Global demand for Met-Pro's products remains strong as evidenced by the bookings of new orders for the third quarter being the highest of any quarter in the company's history.

This record performance is representative of a widening global recognition of the various Met-Pro brands and our ability to respond to the rising worldwide demand for a cleaner environment, lower energy consumption, and improved process performance.

While timing between quotation and order for large projects has increased and activity across our businesses and markets is uneven, we have not sensed any overall weakening in the level of new business opportunities.

Our inquiry levels and quotation activity remain strong. In fact, during the third quarter, the number and total dollar value of large projects booked were the highest for any quarter this fiscal year.

During the third quarter, the company repurchased 694,000 shares of our common stock, 540,000 of which occurred in a single private transaction. We believe that Met-Pro's shares were significant undervalued and felt that it was an excellent opportunity for us to take advantage of our strong cash position and invest in our company.

I would now like to ask Gary Morgan to review our third quarter financial performance in more detail, after which I will provide some concluding remarks before we take your questions.

Gary?

Gary Morgan:	Thank you, Ray.

Met-Pro reported third quarter net sales of $28 million, down 7.2% from the record high third quarter of 2007 and sequentially off just $200,000 from our record high fiscal second quarter of this year.

As Ray mentioned, in last year's third quarter, we recognized $4.4 million of net sales as part of the largest contract in our history, a $7.4 million product recovery and pollution control technologies project.

With that in mind, net sales in our product recovery and pollution control technologies reporting segment for the third quarter were down 19.2% from the third quarter a year ago.

Excluding the large order in last year's third quarter, the comparison between net sales in the two respective quarters in our product recovery and pollution control technologies reporting segment would have been more favorable.

Net sales in our fluid handling technologies reporting segment were up 13.4% due to strong demand for our broad line of high performance pumps and continued growth in aftermarket demand for parts and consumables.

Our filtration and purification technologies segment net sales were up 6.7% this quarter as a result of strong demand for our wide assortment of performance water treatment chemicals, including those for the treatment of municipal drinking water systems.

And net sales in our Mefiag filtration technologies reporting segment were down slightly from last year's third quarter.

The gross margin for the third quarter was 36.6%, an improvement of 290 basis points from the same quarter of last year and also up significantly on a sequential basis from 34.2% in our second quarter.

The increase in our gross margin is driven by an overall favorable product mix, strategic product price increases, and leverage from efficiency initiatives, including consolidation and global sourcing, as well as somewhat lower commodity costs.

The strong gross margin performance this quarter is indicative of our effort to increase gross margins over the long term.

Income from operations for the third quarter was $4.2 million or 14.9% of net sales compared with 14.8% operating margins in the same quarter of last year. The improved operating margins reflects better segment gross margins, which were offset somewhat by higher representative and distributor commissions in the quarter.

By individual segment, the product recovery and pollution control technologies operating income decreased appropriately $600,000 compared to last year's third quarter, reflecting the influence of the previously mentioned large contract.

Our fluid handling technologies reporting segment posted a 12.1% increase in operating income. This increase is due to continuing demand for our pumps and aftermarket parts and consumables.

Operating income was up 18.5% in the filtration and purification technologies segment. This increase was due primarily to increased sales and gross margin for our wide assortment of performance water treatment chemicals, including those for the treatment of municipal drinking water systems.

And our Mefiag filtration technologies reporting segment reported a 26.9% increase in operating income as the operating margin rose to 6.7% from 5.2% last year.

Total selling and advertising expenses in the quarter were up 14.1% from the same quarter a year ago, primarily due to increased expenses of $313,000 for representative and distributor commissions.

Selling expenses may vary quarter to quarter in part depending upon the relative proportion of commissions.

General and administrative expenses were actually down as compared to the same quarter last year. And with a high proportion of this spending fixed, we should be able to achieve G&A leverage as we keep the rate of overhead growth below the rate of net sales growth.

Taxes for the quarter were accrued at a rate of 28% as the exercise of non-qualified stock options reduced our tax rate by 550 basis points in the third quarter. For the fourth quarter, we anticipate an effective tax rate of 33.5%.

For the quarter, we reported net income of $3.5 million or 20 cents per fully diluted share, essentially equal to last year. For the quarter, net income was 10.8% of net sales, up from 10.2% a year ago and also up significantly from the 9.6% earned in our second quarter.

Cash flows from operating activities for the quarter was $3.6 million compared to $800,000 in last year's third quarter. As Ray mentioned, we used this cash flow in the quarter to enhance shareholder value by repurchasing 694,000 shares of our common stock.

Just a quick synopsis on the first nine months of the current fiscal year -- Net sales in the first nine months of fiscal year 2009 total $78.8 million or an increase of 1.5% versus the first nine months of last year.

For the first nine months of this year, the operating margin was 13.8%, up from 11.9% for the first nine months of last year excluding the prior year's gain on the property sale.

In the first nine months, net income was $7.6 million or 50 cents per fully diluted share, representing increases of 17.5% and 19% respectively from a year ago excluding the gain on the property sale in the prior year.

Met-Pro's balance sheet remains strong. At the end of the third quarter, our cash on hand totaled $18.8 million or $1.29 per share. This is after we have used $7.1 million to repurchase shares in the third quarter.

Our current ratio was 4.7. Total debt was only $4.7 million at the end of the third quarter, reducing our total debt-to-equity ratio to just 5.6%.

In summary, the company produced solid results by following its disciplined strategy to expand our global footprint, offer our customers a richer set of solutions and to leverage our infrastructure through efficiency enhancing initiatives and disciplined overhead cost controls.

Thank you and I will now like to turn the call back to Ray.

Ray?

Ray De Hont:	Thank you, Gary.

Just a few concluding thoughts before we open the call to questions. No doubt there are concerns about the impact of a slowing global economy. Fortunately the diversity of our products and the markets we serve together with our expanding international reach help insulate us from the cycles of any one business or economy.

In addition, we have an extremely strong balance sheet and continue to generate strong cash flows, which will allow us to support investments to further enhance efficiency initiatives and expand into interesting new growth markets.

Our efficiency initiatives, including facility consolidations, global sourcing, and more effectively logistics, continue to generate productivity improvements, allowing us to be more competitive.

I am also pleased to report that at its latest meeting, the board of directors authorized a 9.1% increase in the quarterly dividend. The new quarterly dividend of 6 cents will be payable December 10, 2008 to shareholders of record at the close of business on November 26, 2008.

This is the 34th consecutive year the company has paid either a cash or stock dividend.

While we remain cautious about the global economic environment, we believe the diversity of our products and end markets together with our growing international brand recognition and improving operating efficiencies leave us well positioned for the future.

I'd like to thank the many loyal, dedicated, and talented employees who have contributed to our success, as well as thank our shareholders for their continued support. I'd also like to thank all of you for your participation in today's call.

I'll now turn the call back to Kevin Bittle.

Kevin?

Kevin Bittle:	Thank you, Ray.

At this time, we would welcome any questions you may have. I would like to ask our Operator, (Erica), to provide instructions for this portion of the call.

Thank you.

Operator:	Thank you.

At this time, I would like to remind everyone in order to ask a question, please press star followed by the number 1 on your telephone keypad

We'll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Richard Verdi with Sturdivant.

Richard Verdi:	Good morning, guys. I wanted to say hey, great question even, you know, despite a difficult economy here. I thought it was pretty good.

Gary Morgan:	Thank you, Rich.

Ray De Hont:	Thank you, Rich.

Richard Verdi:	Just a couple of quick questions here. You had mentioned that, you know, inquiry levels remained high and quoting activity is still high, which is great.

Now (if) - on anything that's out there, what's the lag time there? Are, you know, are the customers saying well, you know, let me make sure we really want this? You know, we - can you give us a little bit more detail there?

Ray De Hont:	Sure.

On the standard business, Rich, there's not a real long lag time. That's the day-to-day business where you're selling pumps and filters and various other things that are standard products let's say. That's quick turnaround. That's a month, maybe a couple of months there.

When you go into the larger projects, as I've been saying all along this year...

Richard Verdi:	Yeah.

Ray De Hont:
...there have been some delays from where you quote the job to where the job actually is booked. Fortunately during the third quarter, the number of projects, the larger projects that were booked and the total value of those projects was the highest for any quarter this year, so some of that was starting to break loose.

And - but these large projects, they vary as far as length and complexity because what happens is if you're part of a smaller - or a bigger project let's say and that big project is over budget, you may have to quote - re-quote that many times...

Richard Verdi:	Mm-hm.

Ray De Hont:	...and until they get within budget and you're able to get the approvals.

Richard Verdi:	Mm-hm.

Ray De Hont:
In other instances, it's just a matter of going up through the different levels in a company for approvals. For instance, you may get a purchase order with terms and conditions. Those terms and conditions, you want to make sure you're not putting the company at risk, so you go over them quite - in quite (detail).

And what's happened now with the large projects, you have to go up through many more channels in your customer's organization to get the approval on the Ts and Cs in order to get agreement on Ts and Cs.

We received on PO and it took us almost two months to get the Ts and Cs actually approved. So that's what you're seeing on the large stuff. The day-to-day stuff, it's moving along very rapidly.

Richard Verdi:	Okay, that's great. That was very helpful.

Now a quick question -- you had - your company has implemented some price increases here over the past, you know, over some time now. With the - with falling raw material costs, are you seeing customers come to you and say we want price breaks now? Or are they - are those price increases sticking? Or is that a case-by-case basis?

Ray De Hont:
It's on a case-by-case basis, but when you look at it overall, they're sticking. The price increases are sticking. You know, the commodities did go up. They are coming down. But that - when you're dealing with many of the commodities, especially when you get into the steel and so forth, you're typically putting your quote together on a cost basis and building it up from there on those large projects. So you're using different rates and so forth as they change.

On your normal business, you've had impact from it and you've raised the prices. And as I said, they're sticking pretty well.

Richard Verdi:	Okay.

Now how about for the, you know, the SG&A line, any restructuring there? Are you guys doing anything like Six Sigma or, you know, lean manufacturing or anything like that to, you know, help capture some more of the top line?

Ray De Hont:	Yeah, when you look at - we started the lean manufacturing with our pump group. And specifically it's our Fybroc/Sethco product lines over here in Telford, PA.

Richard Verdi:	Mm-hm.

Ray De Hont:
And we're going through the lean manufacturing. It's amazing. I started there in 1995. And when I go over there now, the manufacturing operation looks totally different as far as organization and how things are flowing. We're starting to see the impact where we're able to get more production in less time.

Richard Verdi:	Mm-hm.

Ray De Hont:	And as we go further and further, we'll look to get into more of the meat of the lean manufacturing, not only there, but anywhere where we manufacture across the country...

Richard Verdi:	Mm-hm.

Ray De Hont:	...where we have our own manufacturing facilities.

Richard Verdi:	Mm-hm.

Ray De Hont:	So we are into the lean right now and we're going to continue to pursue that. And we already see some benefit from it.

Richard Verdi:	Okay, that's fantastic.

So basically, you know, you expect sales to, you know, maintain if not increase coming out of the, you know, weak economy. And then you can expect to cut costs to basically just capture that on the bottom line, pretty much - is that pretty much right you think?

Ray De Hont:	Yeah, when you look at - if you look at our bookings, our bookings are up for the year 15%. They were up 23%, 24% for the quarter. So the bookings have been strong.

And that - and year to date, every one of our businesses is up booking-wise.

Richard Verdi:	Mm-hm.

Ray De Hont:
You look at our backlog, our backlog we're looking to ship primarily all of the backlog this year, the majority of that backlog. So when you put those two things together, you could surmise for yourself where we're going.

But I think we're well positioned because of the diversity of our products, the diversity of our markets, the continued growth in our reach globally, those things insulate us a little bit from the - not only the economy, but any downturn in one particular market.

Richard Verdi:	Yeah.

Ray De Hont:	So I believe we're well positioned for the long term. And we're working hard at it.

Richard Verdi:	Yeah, I definitely echo that. I think you're definitely well positioned.

I'll tell you what, I'm going to jump out of the queue and let other people ask some questions and I'll give you a call offline here.

Thanks a lot, guys, and good quarter.

Ray De Hont:	You're welcome, Rich.

Gary Morgan:	(Unintelligible).

Ray De Hont:	Thank you.

Operator:	Your next question comes from the line of Michael Gaugler with Brean, Murray, and Carret.

Michael Gaugler:	Hi.

Gary Morgan:	Good morning, Michael.

Michael Gaugler:	Congrats on the quarter, very nice.

Ray De Hont:	Hi Michael. Thank you very much.

Michael Gaugler:
I'm going to ask Rich's question in a different way. What I'd like to do is look at it on a global perspective. I'd like to k now what you're seeing, Ray, in order flow United States versus Europe versus China.

Ray De Hont:
Okay, let me give you a year-to-date snapshot, okay? Foreign sales were up 29% year to date. If you look at the third quarter, all right, this is the third quarter-to-date, we were up 25%, all right, in foreign sales. So the foreign sales have increased well again this year.

Gary Morgan:	And Michael, one additional note, they increased in all of the operating segments of the business, so not only in one operating segment -- all of the operating segments.

Go ahead, Ray.

Ray De Hont:
Now when you look at the bookings, the bookings as far as the foreign sales, if you look year to date, they were down slightly. They were down about 6%. Domestic bookings were up 23%, 24%. On a year-to-date basis, the foreign bookings were down about 4% and the domestic bookings were up on a quarter basis 34.5%.

Now the shortfall in the foreign bookings is more of a timing issue I believe. We've got some large projects out there that we've been working on for some time and it's just a matter of timing that we believe we'll get them. And as I said earlier when Rich was on the line that we've seen some of the larger projects break loose recently.

Michael Gaugler:	So you're not seeing stronger or weaker demand in any particular geographic regions? It's pretty much static?

Ray De Hont:
I'll tell you, in one area that we're seeing a little weakness is in Europe and that's more so on our metal finishing and plating industry when you're dealing with the cars. And that's a small part of our business the automobile industry. But we are seeing some weakness in the European market for our Mefiag product line.

Michael Gaugler:	Okay. That's all I had, guys. Thanks.

Ray De Hont:	Thank you, Michael.

Operator:	At this time I'd like to remind everyone in order to ask a question, please press star and the number 1 on your telephone keypad.

Your next question comes from the line of William Bremer of Maxim Group.

William Bremer:	Good morning, gentlemen.

Ray De Hont:	Hi William. How're you doing?

Gary Morgan:	Good morning, William.

William Bremer:	Okay, good, good.

Let's go to gross margins a little bit here, really scaled sequentially nicely. As I look out to, you know, 2010 - and fourth quarter and as well as 2010, where do we see gross margins?

Ray De Hont:
I've been saying all along over the last few years, go back a couple of years ago, I was saying in a three- to five-year period that we would get our gross margins back where they were let's say four years ago, which as the way we did our accounting at that time, it was like 34%, 35%.

Now it would be more like I think 36%, 37% (unintelligible) gross margin range. And I still believe that. And I believe in the next two, three years, we'll get there.

William Bremer:	Was there any - I'm sorry for interrupting. Was there any particular product line this particular quarter that really moved the needle there?

Ray De Hont:	I - when you look, it really actually was across the board pretty much that we had a good impact gross margin-wise. It was product mix. There was some product mix that made up for it.

There was also when you look at what drove it, it was not only the back end as far as managing it and the material costs. It was also the front end, the quoting side.

And I think we're not leaving money on the table. And that's a good thing to know up front that you're able to get the maximum out of a customer fair value and then you're able to execute it and drive the cost down.

William Bremer:	Okay.

You mentioned the product recovery being down 19% and really because of a material order year over year. The fluid handling side increased nicely 13%. Can you give me a little color on that?

Ray De Hont:	Well, when you look at the fluid handling, they've had a good year as far as with the aquarium industry. There's opportunities there. Their channels to sale have improved.

Going back a few years, we've had a large company that's able to take our pump business with theirs into new markets that we were shut out of. And that's helped and that's continuing to grow.

So you look at things there, they've had the opportunities globally. They got some work in the Eastern Bloc countries, which we had never gotten before for the pump business.

Their international business has grown. Their domestic business when you look at their - the metal pump line, the Dean pump line, they've had a great success with their high temperature pumps. That's been moving very well.

The - there's been a large increase there on the hot water and hot oil pumps. So it's, again, it's all driven by the niches we play in. And we've had success there.

Those are the things that have been driving. It's the hot oil, the hot water, the aquarium, people's needs for the non-metallic pumps for the caustics and the corrosion-type materials, these things are driving people. They want their pumps to last and last long.

William Bremer:	Was this new vendor something new that began say early third quarter?

Ray De Hont:	No. This company that I'm talking about that is selling - helping us sell our products in the pump group, it started about two years ago. And each year, it's been growing incrementally. And...

William Bremer:	Mm-hm.

Ray De Hont:	...it's continuing to grow. And it's a large company, an industrial company that is bringing us into some of the large plants that we were unable to sell our pumps to.

William Bremer:
Yeah, the reason why I raise that is because selling as a whole increased here even though that top line sort of decreased. So I was trying to get a little more color on the selling and the vendor relationships. Did something change there during the quarter?

Ray De Hont:	Yeah, I can give you (unintelligible) what happened on the selling side.

William Bremer:	Sure.

Ray De Hont:	The selling side, it was the sales reps as far as where the commission was much higher this quarter than normal because there were certain jobs, large jobs where the commissions were earned.

That will fluctuate from quarter to quarter. We said that during our last conference call that some - last quarter, we benefited by a lower sales rep commission.

This quarter, of course, it was higher. And it depends. Not every job is commissionable. There's some of them that are internal-type jobs where there's no commission paid. But there are ones where a good commission is paid based on what the rep does for us. If he gets us sole sourced, he'll get a higher commission...

William Bremer:	Mm-hm.

Ray De Hont:	...because we're not competing against other companies. If there's more competition, the commission will go down.

But this month, we were impacted by higher commissions on some of our larger sales.

William Bremer:	Okay.

Gary Morgan:
Yeah, William, during the third quarter, we had - the selling increased by 210 basis points. And the majority of that was due to what Ray said, the representative distributor commission, which increased by $313,000.

William Bremer:	Okay.

What's the breakdown overall international versus domestic for the quarter in sales?

Gary Morgan:	For the quarter international sales were 25% and domestic sales were 75% for the quarter.

William Bremer:	Okay.

And can you give me a firm number on shares outstanding at this point since you purchased 694,000, just for modeling purposes?

Gary Morgan:	Okay, the - you mentioned an important question here. The shares outstanding as of today are 14.6 million shares outstanding.

William Bremer:	(Unintelligible).

Gary Morgan:
We purchased back 700,000 shares this quarter, in this quarter, but unfortunately that will not be favorable to our diluted earnings per share until next year because the way the FASB is written, you have to take a weighted average for the whole year. So you won't get the impact on the earnings per share until next year for that buyback program that we did in the third quarter.

William Bremer:	Right.

But for the fourth quarter coming up, 14.6 million is a good amount to use?

Gary Morgan:	No, because there again it's a weighted average for the fourth quarter as well. So you have to take 3 months divided by 12, so you only get maybe one quarter of the 700,000 shares to dilute it.

William Bremer:	Right, right, okay.

Gary Morgan:	I's going to be like 14.9 million, 15 million shares.

William Bremer:	Okay.

Gary Morgan:	Okay.

William Bremer:	Gentlemen, I'll hope back in. Thank you.

Ray De Hont:	Thank you, William.

Gary Morgan:	Thank you.

Operator:	Again, if you would like to ask a question, please press 1 - press star and the number 1 on your telephone keypad.

There are no questions at this time. Mr. Bittle, do you have any closing remarks?

Kevin Bittle:	Yes, thank you, (Erica).

I just wanted to say that concludes today's conference call. We thank you all very much for your participation.

Roy De Hont:	Thank you.

END